FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Second Quarter Dividend

May 9, 2012, Hampton, VA                                                                Old Point Financial Corporation (“OPOF” – Nasdaq) has declared a quarterly dividend of $0.05 per share of common capital stock to be paid on June 29, 2012 to shareholders of record as of May 31, 2012.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information contact Erin Black at Old Point National Bank at 757- 251-2792.